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                                                                    Exhibit 10.1

                           ASSET ACQUISITION AGREEMENT

         THIS AGREEMENT, dated August 12, 2002, by and between ACENTRA TECHNOLOGIES, INC. ("Seller") and EMTEC, INC. ("Buyer").

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, assets comprising Seller's State of New Jersey computer supply and services business (the "State Business").

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.  Transfer of Assets.

         (a) On the terms and subject to the conditions herein set forth, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall acquire and accept all right, title and interest in and to the following assets of Seller comprising the State Business ("State Business Assets"):

                  (i) Seller's contract with the State of New Jersey, a copy of which is annexed hereto as Schedule 1.(a)(i), (the "State Contract") and the underlying purchase orders, copies of which are also annexed hereto as Schedule 1.(a)(i) (the "Purchase Orders");

                  (ii) the inventory listed on Schedule 1.(a)(ii) annexed hereto but only to the extent that same is attributable to Purchase Orders which are open and valid as of the Closing Date (as hereinafter defined) (the "Inventory");

                  (iii) the cable parts listed on Schedule 1.(a)(iii) annexed hereto ("Cable Parts");

                  (iv) work in process performed under the Purchase Orders ("WIP") extant on the Closing Date;

                  (v) the equipment and tools listed on Schedule 1.(a)(v) annex hereto (the "Equipment"); and

                  (vi) all rights in the name "ACENTRA TECHNOLOGIES".

         (b) The transfer of the State Business Assets shall be effected by documents in such form as Buyer and Seller shall reasonably agree.

2. Consideration for the State Business Assets; Assumption of Certain
Liabilities.

         (a) Consideration.

                  (i) On the Closing Date Buyer shall pay to Escrow Agent (as defined in paragraph 6.(c) hereof) $198,510 by certified check; said amount is
(A) inclusive of $37,753 (the "Estimated WIP"), which is the amount of WIP estimated to be outstanding as of August 9, 2002, (B) inclusive of $208,000 (the "Estimated Inventory"), which is the amount of Inventory estimated to be outstanding as of August 9, 2002, (C) inclusive of $100,000, which is the agreed value of the State Contract and Purchase Orders predicated upon $4,500,000 (the "Estimated Outstanding Purchase Order Amount"), which is the aggregate amount of Purchase Orders estimated to be outstanding as of August 9, 2002 and (D) net of $173,358 (the "Estimated Advance Payment Amount"), which is the estimated amount of payments received by Seller under the Purchase Orders which are unearned as of August 9, 2002.

                  (ii) Within 30 days following the Closing Date Buyer and Seller shall determine (through meetings with the customers under the Purchase Orders) (A) the amount of payments received by Seller under the Purchase Orders which remains unearned as of August 9, 2002


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(said amount being referred to hereunder as the "Actual Advance Payment
Amount"), (B) the actual amount of Inventory on hand as of August 9, 2002
(said amount being referred to hereunder as the "Actual Inventory Amount"), (C) the amount of work performed by Seller for which Seller has not billed and has not been paid in advance as of August 9, 2002 (said amount being referred to hereunder as the "Actual WIP"), (D) the actual amount of Purchase Orders outstanding as of August 9, 2002 (said amount being referred to hereunder as the "Actual Outstanding Purchase Order Amount").

                  (iii) Within 45 days following the Closing Date, Seller shall pay to Buyer (out of the funds held by the Escrow Agent) the amount ("Purchase Price Rebate"), if any, by which the sum of the Actual Advance Payment Amount, the Estimated Inventory Amount, the Estimated WIP and the Purchase Order Adjustment Amount (as hereinafter defined) exceeds the sum of the Estimated Advance Payment Amount, the Actual Inventory Amount and the Actual WIP, and Buyer shall pay to Seller the amount, if any, by which the sum of the Estimated Advance Payment Amount, the Actual Inventory Amount and Actual WIP exceeds the sum of the Actual Advance Payment Amount, the Estimated Inventory Amount, the Estimated WIP and the Purchase Order Adjustment Amount; immediately upon determining same, Buyer and Seller shall notify the Escrow Agent whether there is a Purchase Price Rebate and the amount of same, if any. "Purchase Order Adjustment Amount" shall equal the amount, if any, by which $100,000 exceeds the amount resulting from multiplying $100,000 by a fraction, the numerator of which is the Actual Outstanding Purchase Order Amount and the denominator of which is the Estimated Outstanding Purchase Order Amount.

         (b) Allocation of Consideration. The consideration for the State Business Assets shall be allocated as follows:

         State Contract (including the Purchase Orders)   $100,000 minus the Purchase
                                                          Order Adjustment Amount

         Inventory                                        the Actual Inventory Amount

         Cable Parts                                      $   2,500

         the net of prepayments, inventory                to be determined pursuant to
         adjustment, WIP adjustment and                   paragraph 2.(a)(iii) hereof
         Purchase Order adjustment

         Equipment                                        $ 23,615

         (c) Assumption of Certain of Seller's Liabilities. On the Closing Date Buyer shall assume Seller's obligations under the State Contract and the Purchase Orders; the obligations assumed under this paragraph 2(c) are referred to herein as the "Assumed Obligations". Except as expressly set forth in this paragraph 2(c), Buyer is not assuming any of Seller's liabilities.

3. Representations and Warranties of Seller. Seller hereby represents, warrants and agrees as follows:

         (a) Organization and Qualification; Corporate Action. The Seller is a corporation duly organized and validly existing under the laws of New Jersey and has all requisite power to own or lease its properties and to carry on its business as now being conducted. All corporate action necessary for the authorization and performance on the part of Seller of this Agreement and the transactions contemplated hereby has been taken, and this Agreement represents a valid and




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binding obligation of Seller in accordance with its terms.

         (b) No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not, in any material respect, violate, be in conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under (i) the certificate of incorporation or by-laws of the Seller (ii) any law, rule, court order, consent decree or regulation applicable to the Seller or
(iii) any agreement or other instrument of whatever nature to which the Seller is a party or by which it is bound, except as specifically noted on the Schedules annexed to this Agreement with respect to (A) certain third party notices or (B) consents on assignments.

         (c) Compliance with Law. Except as set forth on Schedule 3.(i) hereto, and except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the State Business, the business of the Seller has been in the past and is presently conducted in all material respects in accordance with all applicable laws, regulations and ordinances pertaining thereto (including, without limitation, all federal, state and local environmental laws). Except as identified on Schedule 3.(i) hereto, no submissions must be made with, or permission obtained from, any state or local authority in order to proceed with this transaction.

         (d) Financial Statements. Seller has heretofore delivered to Buyer, and initialed for identification purposes, its balance sheets and statements of operations for the year ended September 30, 2000 (collectively, the "Financial Statements").The Financial Statements accurately reflect, in all material respects, the financial position and results of operations of the Seller, as of their respective dates, and have been prepared, in all material respects, on a consistent basis, in accordance with generally accepted accounting principles.

         (e) Taxes. Seller has filed all tax returns required to be filed by it on or prior to the date hereof by all taxing authorities to which it or its properties are subject and has paid all taxes which have become due pursuant to such returns and pursuant to any assessment which has been received by it. Such returns are true and correct. Seller owes no sales or compensating use taxes or employment taxes.

         (f) Liens. Seller has not mortgaged, pledged or subjected to lien, charge or any other encumbrance any of the State Business Assets other than the lien in favor of Summit Business Capital Corp. (the "Fleet Lien"), the lien in favor of Business Alliance Capital Corp. (the "BACC Lien") and the lien in favor of Dell Marketing, L.P. (the "Dell Lien").

         (g) Good Title. Seller has good title to each of the assets comprising the State Business Assets, free and clear of all liens, claims, equities or encumbrances of any type whatsoever other than the Fleet Lien, the BACC Lien and the Dell Lien. On the Closing Date Buyer will receive good title to each of the assets comprising the State Business Assets, free and clear of all liens, claims, equities or encumbrances of any type whatsoever

         (h) State Contract. Schedule 1.(a)(i) annexed hereto contains complete and accurate copies of the State Contract and the Purchase Orders as currently in effect. Each of the State Contract and Purchase Orders is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, and is enforceable in accordance with its terms. There has been no default, in any material respect, under any of the State Contract or Purchase Orders by Seller and there have been no such defaults thereunder by the State of New Jersey. Also set forth on said Schedule 1.(a)(i) is a list of WIP extant as of the date hereof identified to the particular Purchase Orders. Seller has heretofore provided Buyer with true and accurate copies of all documentation supporting the WIP.

         (i) Litigation. Schedule 3.(i) annexed hereto is a true, accurate and complete list of all actions, suits, proceedings and counterclaims (whether or not purportedly on behalf of the Seller) pending or, to the knowledge of Seller, threatened against the Seller.


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         (j) No Broker's Fee. Seller is not a party to, or in any way obligated under, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (k) Pension Plans, Etc. Except as set forth on Schedule 3.(k) annexed hereto, Seller is not a party to any collective bargaining agreement or any pension, profit sharing or employee welfare plans.

         (l) Employees. Annexed hereto as Schedule 3.(l) is a true and accurate list of all employees ("Employees") whose primary duties are performed on behalf of the State Business; also set forth on Schedule 3.(l) are the Employees' respective positions, functions, present rate of base compensation, incentive and bonus compensation paid in respect of calendar year 2001 and anticipated incentive and bonus compensation due to them for calendar 2002 through July 31, 2002. Seller has heretofore provided to Buyer complete and accurate copies of each written employment contract and a written description detailing all of the salient terms of employment with respect to each Employee for whom it does not have a written employment agreement. Seller has met or complied with all of its obligations in all material respects under its agreements with its Employees.

         (m) Representations and Warranties. The representations and warranties set forth in this Section 3 and the written information delivered pursuant to the provisions of this Section 3 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representations and warranties and information, in light of the circumstances under which they have been made, not misleading; Seller has not withheld from Buyer its knowledge of any material fact or event that has occurred or is about to occur regarding the State Business or the Seller which has had or, so far as it can see reasonably foresee, will have a materially adverse effect on the State Business of the Seller. The representations and warranties made in this
Section 3 will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that they specifically relate to an earlier date.

4. Representations and Warranties of Buyer. The Buyer hereby represents, warrants and agrees as follows:

         (a) Organization and Qualification. The Buyer is a corporation duly organized and validly existing under the laws of New Jersey and has all requisite power to own or lease its properties and to carry on its business as now being conducted.

         (b) Corporate Action. All corporate action necessary for the authorization and performance on the part of Buyer of this Agreement and the transactions contemplated hereby has been taken, and this Agreement represents a valid and binding obligation of Buyer in accordance with its terms.

         (c) No Conflict. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, in any material respect, violate, be in conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under (i) the certificate of incorporation or by-laws of the Buyer (ii) any law, rule, court order, consent decree or regulation applicable to the Buyer or (iii) any agreement or other instrument of whatever nature to which the Buyer is a party or by which it is bound.

         (d) No Broker's Fee. Buyer is not a party to, or in any way obligated under, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (e) Representations and Warranties. The representations and warranties set forth in this Section 4.(e) and the written information delivered pursuant to the provisions of this Section 4.(e) do not contain any untrue statement of a material fact or omit to state a material fact necessary



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in order to make such representations and warranties and information, in light of the circumstances under which they have been made, not misleading; Buyer has not withheld from Seller its knowledge of any material fact or event that has occurred or is about to occur regarding Buyer which has had or, so far as it can see reasonably foresee, will have a materially adverse effect on the business prospects of the Buyer. The representations and warranties made in this Section 4.(e) will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that they specifically relate to an earlier date.

5. Conditions.

         (a) The obligations of Buyer hereunder are, at the option of Buyer, subject to the conditions that, at the Closing Date:

                  (i) The representations and warranties made by Seller herein shall be correct in all material respects at and as of the Closing Date and Seller shall have delivered an officer's certificate signed by Joseph Garofalo to said effect.


                  (ii) Seller shall have delivered to Buyer copies of (A) the unanimous written consent of Seller's Shareholders authorizing the transactions contemplated under this Agreement, and (B) the unanimous written consent of Seller's Board of Directors authorizing the transactions contemplated under this Agreement and authorizing Seller's officers to implement same

                  (iii) Seller shall have delivered to Buyer evidence, satisfactory to Buyer's counsel, of the consent of the State of New Jersey (and other entities buying under the State Contract) to the assignment of the State Contract and all open and outstanding Purchase Orders as of the Closing Date.

                  (iv) Seller shall have delivered to Buyer evidence, satisfactory to Buyer's counsel, of the release of the State Business Assets from the Fleet Lien, the BACC Lien and the Dell Lien.

                  (v) Dell Marketing L.P. shall have delivered to Buyer evidence, satisfactory to Buyer, that Dell Marketing L.P. is willing to do business with Buyer under the same terms it did business with Seller or more favorable terms to Buyer than those it did business with Seller.

                  (vi) Buyer shall have obtained from each of the subcontractors listed on Schedule 5.(a)(vi) annexed hereto a letter of intent with Buyer to continue performing for Buyer the services such subcontractor performed for Seller on terms at least as favorable to Buyer as those given to Seller.

                  (vii) The State Business Assets shall not have been adversely affected in any material way, whether or not insured against.

                  (viii)The Employees listed on Schedule 5.(a)(viii) annexed hereto shall have entered into employment arrangements and signed confidentiality agreements with Buyer.

                  (ix) Seller shall have complied in all material respects with all of its obligations under this Agreement.

                  (x) Buyer shall have received the consent to the transactions contemplated hereby from Fleet Bank, N.A. and Buyer's Board of Directors.

                  (xi) Seller shall have delivered to Buyer evidence, satisfactory to Buyer, that Seller's accountant has the information necessary to prepare Seller's audited financial statements for years ending September 30, 1999, 2000 and 2001and is ready, willing and able to deliver same to Buyer, at no expense to Buyer, within 60 days following the Closing Date.

         (b) The obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

                  (i) the representations and warranties made by Buyer herein shall be correct in all material respects at and as of the Closing Date and an officer of Buyer shall have delivered his



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certificate to said effect.

                  (ii) Buyer shall have complied in all material respects with all of its obligations under this Agreement.

6. Pre-Closing Covenants.

         (a) From the date hereof until the Closing Date, Seller shall conduct the State Business in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts to preserve its business organization and to preserve its relationships with suppliers, customers, employees and others having business relations with it. Without limiting the foregoing Seller shall not (i) dispose of any of the State Business Assets; (ii) mortgage, pledge or subject to lien, charge or any other encumbrance any State Business Assets; (iii) amend or terminate the State Contract or any of the Purchase Orders; (iv) increase the salaries or other compensation of any of its employees; or (v) enter into any transactions other than in the ordinary course of business.

         (b) Seller hereby authorizes Buyer to:

                  (i) contact the State of New Jersey and any of its constituent entities, departments, agencies or other subdivisions to seek to reasonably ascertain the status of work being done by Seller for them; and

                  (ii) negotiate with and conditionally hire (subject to closing of the transactions contemplated hereby) the Employees listed on Schedule 5.(a)(viii) annexed hereto.

         (c) New Jersey Sales Tax Bulk Sales. To the extent applicable, Seller shall comply with all notice and other requirements of N.J.S.A. 54:32B-1 et seq. and N.J.S.A. 54:32B-22(c). Seller will cooperate with Buyer in all matters relating to such notice and will furnish such additional information as Buyer may require to satisfy the statutory provisions in this regard. Immediately upon execution of this Agreement, Buyer shall file with the director of the Division of Taxation, a notice of sale. Buyer shall immediately notify Seller and Blank Rome Comisky & McCauley LLP (the "Escrow Agent") of any determination of a deficiency in sales or compensating use taxes.

                  (i) Notwithstanding anything heretofore contained herein to the contrary, all sums payable to Seller pursuant to Section 2 hereof shall be paid to Escrow Agent to be held in escrow, in an interest bearing account, pursuant to the terms of this paragraph 6(c).

                  (ii) If the director of the Division of Taxation determines that there is a deficiency in the payment of Seller's sales or compensating use taxes, the Escrow Agent, upon being notified of same, shall pay the lesser of the deficiency and all amounts held in escrow to the Division of Taxation.

                  (iii) On the later of (A) 10 business days from the Closing Date and (B) five business days following notification by Buyer and Seller of whether there is a Purchase Price Rebate and the amount of same, if any, the Escrow Agent shall pay to Buyer the lesser of (C) the amount of the escrowed funds Escrow Agent is still holding and (D) the amount of the Purchase Price Rebate and shall pay to Seller any funds thereafter remaining in escrow hereunder.

                  (iv) The Escrow Agent shall in no case be liable for failure of any of the terms hereof or for any damage caused either to the Buyer or Seller by the Escrow Agent in connection with the escrow established hereby except by reason of the Escrow Agent's gross negligence, co-mingling or willful misconduct.

         (d) Seller shall use its commercially reasonable efforts to cause the satisfaction of the conditions to the obligations of Buyer set forth in paragraph 5.(a) hereof.

         (e) Buyer shall use its commercially reasonable efforts to cause the satisfaction of the conditions to the obligations of Seller set forth in paragraph 5.(b) hereof.

7. Post Closing Covenants.




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         (a) Non-Compete; Non-Solicit. (i) For a period of two years following the Closing Date Seller shall not, directly or indirectly, engage in, own, manage, operate, join, control, be financially interested in, represent or otherwise render assistance to, any business enterprise which competes with the State Business.

                  (ii) Seller acknowledges that any action at law for any breach or threatened breach it of the provisions of this paragraph 7.(a) may be inadequate and accordingly agrees that Buyer may, without limiting any other remedy available to it, enforce such provisions by permanent or temporary injunctive or mandatory relief without the need of proving actual damage.

         (b) Within 60 days following the Closing Date Seller shall, at Seller's expense, cause to be delivered to Buyer audited September 30, 1999, 2000 and 2001.

         (c) Seller shall use its best efforts to pay or cause to be paid all debts or claims against Seller in accordance with applicable law.

8. Indemnification.

         (a) Seller shall jointly and severally indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, deficiencies, costs, expenses or other liabilities of Buyer of every kind, nature and description arising out of or resulting from (i) the breach by Seller of any covenant, representation, warranty or agreement hereunder, (ii) all claims for warranty for services performed by the Seller prior to or as of the Closing Date, (iii) all claims for warranty or product liability for products shipped by the Seller prior to or as of the Closing Date not otherwise reimbursed by the manufacturer, (iv) all claims for employee benefits associated with Seller's employment arrangements (including, but not limited to, liabilities for accrued vacation and severance pay, contributions to pension, profit sharing, employee welfare, benefit and like plans for Seller's employees), (v) all debts, claims or liabilities of whatever nature of the Seller other than the Assumed Obligations, (vi) any sales or compensating use tax deficiency or (vii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees) incident to any of the matters set forth in this paragraph 8.(a) including those incurred in connection with actions brought to recover from Seller pursuant this paragraph 8.(a).

         (b) Subject to the terms of this Agreement, Buyer shall indemnify and hold Seller harmless from and against any and all losses, liabilities, damages, deficiencies, costs, expenses or other liabilities of Seller of every kind nature and description arising out of or resulting from (i) the breach by Buyer of any covenant, representation, warranty or agreement hereunder, including the Assumed Obligations and the operation or conduct of the Business by Buyer on and after the Closing Date, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees) incident to any of the matters set forth in this paragraph 8.(b) including those incurred in connection with actions brought to recover from Buyer pursuant this paragraph 8.(b).

         (c) Indemnification Procedures. If subsequent to the Closing any claim (a "Claim") is asserted against a party to this Agreement as to which such party believes it is entitled to indemnification under this Agreement, such party (the "Indemnified Party") shall promptly after learning of such Claim notify in writing the party obligated to indemnify it (the "Indemnifying Party") in writing. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days after receipt from the Indemnified Party of written notice of such Claim, to conduct at its expense the defense against such Claim in its own name, or if necessary in the name of the Indemnified Party. If the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject Claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and


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settle the Claim with the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party does elect to conduct the defense of the subject Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnified Party shall have the right to compromise and settle the Claim only with the prior written consent of the Indemnifying Party. Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder.

9. Closing Date. The closing of the transactions contemplated hereby shall take place on August 12, 2002 or as soon thereafter as is possible (the "Closing Date") at the Buyer's offices in Mt Laurel, NJ or at such time and place as the parties otherwise mutually agree. In the event that, through no fault of either of the parties, the closing of the transactions contemplated hereby has not occurred on or before August 30, 2002 (or such later date as the parties may agree to in writing) this Agreement shall be terminated and of no further force and effect.

10. Miscellaneous.

         (a) Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement.

         (b) Further Assurances. Each of the parties agrees to execute such other documents and perform (or cause to be performed) such other acts as the other may reasonably request in order to effectuate the provisions and intent of this Agreement.

         (c) Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if by Federal Express or other recognized next day carrier, two business days after mailing, addressed, if to Seller, at 8 Milford Drive, Marlton, NJ 08053, Attention: Mr. Joseph Garofalo, and if to Buyer, at 817 East Gate Dr., Mt. Laurel NJ 08954, Attention: Mr. John Howlett, or (iii) if by facsimile, once transmitted (provided that the appropriate answer back or telephonic confirmation is received), if to Seller, at 609-586-0441,Attention: Mr. Joseph Garofalo, and if to Buyer, at 856-235-2932, Attention: Mr. John Howlett, provided, further, that such notice or other communication is also promptly thereafter sent in accordance with the provisions of clause (ii) above. In addition to the foregoing, a copy of said notice shall be sent by recognized "next day" carrier on the same day as the giving of the notice (for next day delivery), in the case of a notice to Seller to Peter A. Gold, Esq., Blank Rome Comisky & McCauley LLP, Woodland Falls Corporate Park, 210 Lake Drive East, Suite 200, Cherry Hill, NJ 08002, in the case of a notice to Buyer, to Michael R. Spar, Esq., Goldberg, Mufson & Spar, P.A., 200 Executive Drive, West Orange, NJ 07052. Any party may change the address or facsimile number to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner set forth.

         (d) Conflict of Law and Consent to Jurisdiction. This Agreement shall be deemed to be a contract under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflicts of laws. Each of the parties hereby submits himself/herself/itself and his/her/its properties and assets to the exclusive jurisdiction of the courts of the State of New Jersey for all disputes relating to the construction, interpretation, enforcement and performance of this Agreement, hereby waiving all defenses based on venue or convenience of forum, and irrevocably agrees



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that service of process shall be valid if served in the manner and to the address provided in paragraph 10.(c) hereof. Notwithstanding anything contained in this paragraph to the contrary, the parties shall be entitled to seek injunctive relief in any jurisdiction necessary to make such relief effective.

         (e) Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof or thereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein or therein, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any materially adverse way to any party to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning of interpretation of this Agreement.

         (f) Entire Agreement. This Agreement, the Schedules hereto and hereby made a part hereof and other documents delivered pursuant hereto and signed by the parties hereto, (i) contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, (ii) supersede all prior agreements or understandings among the parties hereto relating to the subject matter hereof and (iii) cannot be amended, modified, changed or terminated except by a writing signed by the party against which enforcement thereof is sought.

         (g) Preparation of Agreement. The parties acknowledge that this Agreement was, in effect, prepared jointly; therefore, it is the parties' intent that the Agreement be construed without any presumption against one party or the other as the draftsman.

         (h) Date of Agreement. The date of this Agreement shall be the date on which it is executed by all parties or, if not executed simultaneously, the date on which both parties have a fully executed copy of the Agreement; said date shall be inserted at the top of the first page hereof.

         (i) Authority to Execute. Each of the individuals executing this Agreement, by his/her act of executing this Agreement, represents and warrants that he/she has full authority and/or has been duly authorized by his/her respective entity to do so on behalf of such entity.

         (j) Parties in Interest; Assignments. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer its rights or obligations without the prior written consent of the other party.

         (k) Waiver. The failure of either party to insist upon a strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed a waiver of any subsequent breach or default in any such agreements, terms, covenants and conditions.

         (l) Singular/Plural, Gender. Whenever herein the singular number is used the same shall include the plural and vice versa, as the context shall require. Whenever herein the masculine gender is used the same shall include the feminine and neuter genders and vice versa, as the context shall require.

         (m) Prevailing Party. The prevailing party in any dispute under this Agreement shall be entitled to receive from the losing party the prevailing party's costs of enforcement of this Agreement (including, without limitation, its court fees and reasonable attorneys' fees).

         (n) Counterparts. This Agreement may be executed in one or more counterparts, which shall constitute one and the same instrument; facsimile copies of signatures shall be binding.

         (o) Publicity. Buyer and Seller will consult each other before issuing any press release or other public statement in connection with the matters contemplated by this Agreement and provide each other the opportunity to review, comment upon and concur therewith; provided, however, that this paragraph shall not be construed to in any way constrain Buyer from complying with its security law disclosure obligations.


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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ACENTRA TECHNOLOGIES, INC., Seller

                                   By:___________________________
                                  Joseph Garofalo, Authorized Officer

                                  EMTEC, INC., Buyer

                                  By:___________________________
                                     John Howlett, Authorized Officer




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



                                Schedule 1.(a)(i)
                       State contract and Purchase Orders


                               Schedule 1.(a)(ii)
                                    Inventory


                               Schedule 1.(a)(iii)
                                   Cable Parts

                                Schedule 1.(a)(v)
                                    Equipment


                                 Schedule 3.(i)
                                   Litigation


1. Acentra ats. Adams - Superior Court of New Jersey, Burlington County, Law Division, - Docket No. BUR-L-1013-02. On March 25, 2002, Plaintiff Michael Adams filed this cause of action against Acentra claiming that Acentra breached an alleged one-year employment agreement with him. Acentra has filed an answer and discovery is proceeding. There have been preliminary settlement discussions, but no final resolution.

2. Stark matter

3. Acentra/Department of Labor - The New Jersey Department of Labor (the "NJDOL") has audited Acentra's pay records for five (5) projects Acentra worked on pursuant to contracts with the New Jersey Department of Treasury (the "NJDOT") and alleged that, in some cases, Acentra has not paid the "prevailing wage rate" for public works contracts under the Prevailing Wage Act. Acentra has maintained that its contracts with the NJDOT are not "public works contracts" and thus not subject to the Prevailing Wage Act. Acentra has also asserted that it paid the rates specified in its collective bargaining agreements which it was advised were the "prevailing rates." Acentra is currently attempting to settle these matters with the NJDOL.

4. Unsecured Trade Creditors - Numerous unsecured trade creditors have made threats to file an action to collect outstanding invoices if not paid in the near future.


                                 Schedule 3.(k)
                        Collective Bargaining Agreements

1. Collective Bargaining Agreements

   a.

   b.

   c.

2. Phantom Stock Plan




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                                 Schedule 3.(l)
                                    Employees

                               Schedule 5.(a)(vi)
               Sub-Contractors Upon Whom Agreement is Conditioned


                              Schedule 5.(a)(viii)
                  Employees Upon Whom Agreement is Conditioned









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